EXHIBIT 11

                        SURGICAL LASER TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
                      (In thousands, except per share data)


                                                 For the Quarter Ended:    For the Nine Months Ended:
                                                 ----------------------    --------------------------
                                                  Sep. 29,      Oct. 1,      Sep. 29,       Oct. 1,
                                                    1996         1995          1996          1995
                                                  -------       -------       -------       -------
Primary Earnings (Loss) Per
Common Share:
Net income (loss)                                 ($2,483)      ($  996)      ($4,244)      ($3,941)
                                                  --------      --------      --------      --------
Weighted average number of shares
  of Common Stock outstanding during
  the period                                        9,872         9,851         9,861         9,851
Additional shares assuming excercise
  of stock options and warrants
  utilizing the treasury stock method                  --            --            --            --
                                                  --------      --------      --------      --------
Weighted average Common Stock and Common
  Stock equivalents outstanding                     9,872         9,851         9,861         9,851
                                                  --------      --------      --------      --------

Primary earnings (loss) per share                 ($ 0.25)      ($ 0.10)      ($ 0.43)      ($ 0.40)
                                                  ========      ========      ========      ========

Fully Diluted Earnings (Loss) Per
  Common Share:
Net income (loss)                                 ($2,483)      ($  996)      ($4,244)      ($3,941)
                                                  --------      --------      --------      --------
Weighted average number of shares
  of Common Stock outstanding during
  the period                                        9,872         9,851         9,861         9,851
Additional shares assuming excercise
  of stock options and warrants
  utilizing the treasury stock method                  --            --            --            --
Additional shares assuming conversion
  of convertible subordinated notes                    --            --            --            --
                                                  --------      --------      --------      --------
Weighted average Common Stock and Common
  Stock equivalents outstanding                     9,872         9,851         9,861         9,851
                                                  --------      --------      --------      --------

Fully diluted earnings (loss) per share           ($ 0.25)      ($ 0.10)      ($ 0.43)      ($ 0.40)
                                                  ========      ========      ========      ========
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